                                                                    EXHIBIT 12.2

                         THERMO INSTRUMENT SYSTEMS INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                            Year Ended
                                                                                    ---------------------------
                                                                                      1999             1998
                                                                                      ----             ----

Income from continuing operations before provision for income taxes, minority
 interest, and extraordinary item                                                   $ 179,683        $ 193,916
Less:
 Minority interest in earnings of consolidated subsidiaries                           (16,447)         (15,677)
Add:
 Minority interest in consolidated subsidiaries with fixed charges                     16,447           15,677
 Interest on indebtedness and amortization of debt expense                             50,988           45,458
 Portion of rents representative of the interest factor (1)                            13,632           10,799
                                                                                    ---------        ---------

      Income as adjusted                                                            $ 244,303        $ 250,173
                                                                                    =========        =========

Fixed Charges:
 Interest on indebtedness and amortization of debt expense                          $  50,988        $  45,458
 Portion of rents representative of the interest factor (1)                            13,632           10,799
                                                                                    ---------        ---------

      Fixed Charges                                                                 $  64,620        $  56,257
                                                                                    =========        =========

Ratio of Earnings to Fixed Charges                                                       3.78             4.45
                                                                                    =========        =========

(1) Portion of rents representative of the interest factor is 1/3 of total rents.